Exhibit 99.1
TENNECO ACQUIRES THE SUSPENSION BUSINESS OF GRUPPO MARZOCCHI
Company Expands Presence in Specialty Vehicle Market
Lake Forest, Illinois, Bologna, Italy, September 1, 2008 – Tenneco Inc. (NYSE: TEN) announced today that the company has completed the acquisition of the suspension business of Gruppo Marzocchi, an Italian-based worldwide leader in supplying suspension technology and products in the two-wheeler market.
The acquisition was made through Tenneco’s assumption of the debt associated with Marzocchi’s suspension business, which was approximately $15 million as of April 30, 2008.
“We are pleased to acquire the Gruppo Marzocchi suspension business, which further diversifies our business by expanding Tenneco’s presence in the two-wheeler specialty market, ” said Hari Nair, president, International, Tenneco. “This purchase brings together strong brands, leading products and advanced technology capabilities that allow us to provide customers with integrated suspension systems, including suspension forks, shock absorbers and elastomers, for motorcycles and other applications.”
The acquisition of the Gruppo Marzocchi suspension business includes a manufacturing facility in Bologna, Italy that will be leased by Tenneco; associated engineering and intellectual property; the Marzocchi brand name; sales, marketing and customer service operations in the United States and Canada; and purchasing and sales operations in Taiwan.
The Marzocchi brand is one of the leading names in the two-wheeler market with a strong customer base that includes a number of manufacturers like BMW, Ducati, Harley Davidson, MV Agusta, the Piaggio Group and others. Tenneco also supplies ride and emission control components to this market and its customer base includes providing exhaust systems to Harley Davidson and BMW.
Tenneco was advised by the financial advisory firm Lazard on this transaction.
Tenneco is a $6.2 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

Contacts:
Jane Ostrander	Martin Ledwon	Leslie Hunziker
Media Relations	Media Relations – Europe	Investor Relations
847 482-5607	49 30590002013	847 482-5042
jostrander@tenneco.com	mledwon@apcoworldwide.com	lhunziker@tenneco.com
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